Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268478) and Form S-8 (No. 333-269036) of Granite Ridge Resources, Inc. of our report dated March 6, 2025, with respect to the consolidated financial statements of Granite Ridge Resources, Inc. included in this Annual Report on Form 10-K for the years ended December 31, 2024 and 2023, and for each of the three years in the three-year period ended December 31, 2024.

/s/ Forvis Mazars, LLP

Dallas, Texas
March 6, 2025